

                                   EXHIBIT 11
                            WOODHEAD INDUSTRIES, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
           (Amounts in thousands, except per share data - unaudited)


                                                  Three Months Ended       Three Months Ended
                                                       12 /27/97               12/28/96
                                                --------------------      -------------------

                                                     BASIC   DILUTED         BASIC   DILUTED
                                                ----------   -------      --------   -------


Net Income                                      $    2,808   $ 2,808      $  2,604   $ 2,604
                                                ==========   =======      ========   =======

Weighted average
  common shares                                     10,561    10,561        10,429    10,429
Incremental shares issuable
  for stock options outstanding
  (Treasury stock method)                             --         662           --        517
                                                ----------   -------      --------   -------



Common and Common
  Equivalent Shares                                 10,561    11,223        10,429    10,946
                                                ==========   =======      ========   =======


Earnings per common and common
  equivalent shares                             $     0.27   $  0.25      $   0.25   $  0.24
                                                ==========   =======      ========   =======



                                      -10-